Exhibit 99.2

Express Scripts Reports Strong Fourth Quarter Earnings
Record cash flow from operations of $177 million

        ST.  LOUIS, February 24, 2004—Express Scripts, Inc. (Nasdaq: ESRX) announced net income of $67.4 million, or $0.86 per diluted share for the fourth quarter, and $249.6 million, or $3.16 per diluted share for 2003. This compares with net income of $56.7 million, or $0.72 per diluted share for the fourth quarter of 2002, and $202.8 million, or $2.55 per diluted share for 2002. This represents increases of 19 percent and 24 percent in per share amounts for the fourth quarter and full-year 2003, respectively.

        A record $176.5 million of cash flow from operations was generated in the fourth quarter compared with $139.0 million in the same quarter last year. The increase in cash flow reflects improved operating results and working capital management, including a reduction of inventory levels resulting from implementing a new wholesale purchasing agreement. During the fourth quarter, the Company repurchased 1.1 million shares of common stock for $64.0 million, and to date, Express Scripts has repurchased 8.1 million shares under its 10 million share repurchase program. For the full year, Express Scripts generated $457.9 million of cash flow from operations compared to $426.0 million in 2002.

        “As we close the books on 2003, we believe we are well-positioned for 2004 and beyond,” stated Barrett Toan, chairman and chief executive officer. “Our business model, which aligns our interests with those of our clients and members in making prescription drugs more affordable, differentiates us in the marketplace and contributed to strong new sales. Our recently announced alliance with the National Association of Chain Drug Stores to seek endorsement of a jointly-sponsored Medicare discount card demonstrates our commitment to making the use of drugs safer and more affordable for Medicare beneficiaries.”

        “The recent addition of CuraScript to the Express Scripts’ family enhances our competitive positioning by increasing our ability to provide comprehensive clinical services for many diseases and improving the quality and affordability of specialty drug therapy for clients and patients, allowing us to offer our clients a cost-effective, single-source solution for drugs.”

Strong Operating Results

        Revenues for the fourth quarter of 2003 were $3.5 billion, a 4 percent increase over the same quarter last year mainly due to increased prescriptions managed by Express Scripts. Increased use of lower-cost generic drugs (approximately 48 percent of total prescriptions compared to 46 percent last year), and increased member co-payments to retail network pharmacies, which the Company does not record as revenue partially offset the increases from prescription sales. Revenues for 2003 were $13.3 billion, an 8 percent increase over last year.

        Mail pharmacy prescriptions increased to 8.6 million during the fourth quarter of 2003, a 21 percent increase compared with the same quarter last year. Mail claims as a percentage of total adjusted claims grew to 21 percent from 18 percent for the same period last year.

        Retail network claims processed in the fourth quarter were 95.8 million, a 2 percent increase over the fourth quarter of 2002. As discussed below, the Company expects an acceleration of claims growth beginning in mid 2004 resulting from new sales.

        For 2003, mail pharmacy prescriptions increased to 32.3 million, a 19 percent increase over 2002, while network pharmacy claims processed in 2003 were 378.9 million, a 7 percent increase over 2002.

        Gross profit per adjusted claim for the fourth quarter was $1.90, a slight decrease from $1.93 reported for the same quarter last year. This decrease is mainly due to the elimination of pharmaceutical manufacturer support of drug-specific therapy substitution programs, which reduced gross profit by approximately $8 million from the same period last year.

        Selling, general and administrative expenses of $115.2 million decreased 5 percent from $121.8 million reported for the same quarter last year due mainly to lower depreciation expense. Operating income for the fourth quarter increased 14 percent to $117.5 million from $103.4 million in the fourth quarter of 2002. EBITDA per adjusted claim was $1.08 compared to $1.05 for the same quarter last year.

        For the year, operating income increased 21 percent to $449.1 million from $371.7 million last year, while EBITDA per adjusted claim was $1.05 compared to $1.03 last year. Earnings per diluted share for 2003 and 2002 reflect additional interest charges of $0.04 and $0.01 per diluted share, respectively, resulting from the early retirement of debt.

2004 Earnings Guidance

        Express Scripts expects that its 2004 diluted earnings per share will increase 20 percent to 25 percent over 2003, excluding charges we expect to incur in 2004 that are associated with the early retirement of debt. The Company’s financial performance will benefit from increased mail and generic utilization, improved formulary compliance with preferred, lower-cost brands, increased productivity, growth in its specialty PBM offering, capital structure improvements and higher membership.

        Express Scripts experienced strong sales for 2004 business, and the net new business will begin during the second quarter with the addition of some large accounts including the TRICARE Retail Pharmacy program discussed below. Due to the fact that implementation dates for much of this new business will occur after the first quarter of 2004, but some of the corresponding implementation costs will be incurred in the first quarter, the Company expects that first quarter 2004 diluted earnings per share will be in the $0.87 to $0.89 range. Earnings per diluted share growth for the remaining quarters of 2004 is expected to accelerate to achieve the 20 percent to 25 percent growth for the year as discussed above.

        The contract for the TRICARE Retail Pharmacy program will begin June 1, 2004. Express Scripts will provide access to a retail pharmacy network, prior authorization services, beneficiary communication materials and a call center to handle beneficiary inquiries for approximately 2.5 million Department of Defense (“DoD”) beneficiaries who currently utilize the retail pharmacy benefit. The Company will record only administrative fees as revenue and will not include ingredient costs as components of revenue and costs of revenue.

Other Matters

        As previously reported, we received a comment letter from the SEC with respect to our Annual Report on Form 10-K for 2001 and 2002 and subsequent reports on Form 10-Q. Most issues raised by the SEC relate to segment reporting and disclosure and reclassification matters, and would not affect our consolidated results of operations, which include gross profit and net income, or the consolidated balance sheet and consolidated statement of cash flows. The segment reporting issue considers whether the PBM business should be comprised of two separate segments or a single segment representing an integrated product. In our segment reporting under FAS 131, “Disclosures about Segments of an Enterprise and Related Information,” we currently report our integrated PBM business as a single business segment. An additional issue raised in the SEC comment letter is whether we should include in revenue co-payments paid by clients’ members to retail network pharmacies with respect to prescriptions filled in the retail stores included in our networks. We do not include such co-payments in revenue or cost of revenue. We estimate that the inclusion of retail co-payments in revenue and cost of revenue would result in an increase in reported revenue and cost of revenue of approximately 23 percent to 29 percent (excluding member co-payments on plans wherein we do not include ingredient costs in revenue). Beginning in 2004, we will include on the face of our Consolidated Statement of Operations the estimated amount of network co-payments excluded from revenues and cost of revenues. We are in discussions with the SEC about all of the issues raised in the comment letter.

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

        This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

•	risks associated with our acquisitions (including our acquisition of CuraScript) which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses
•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/orhigher service levels, and the possible termination of, or unfavorable modification to, contracts with keyclients or providers
•	competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
•	adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (“HIPAA”)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies
•	risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston and other regulatory agencies including the Department of Labor
•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
•	adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including the Medicare prescription drug benefit
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with our inability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2003	2002	2003	2002
Revenues	$3,487,737	$3,364,509	$13,294,517	$12,270,513
Cost of revenues	3,255,024	3,139,314	12,428,179	11,447,095

Gross profit	232,713	225,195	866,338	823,418
Selling, general and administrative	115,186	121,832	417,213	451,692

Operating income	117,527	103,363	449,125	371,726

Other (expense) income :
Undistributed loss from joint venture	(1,276)	(1,255)	(5,796)	(4,549)
Interest income	1,045	946	3,390	4,716
Interest expense	(8,245)	(11,553)	(41,417)	(43,890)

	(8,476)	(11,862)	(43,823)	(43,723)

Income before income taxes	109,051	91,501	405,302	328,003
Provision for income taxes	41,620	34,776	154,674	125,167

Income before cumulative effect of accounting change	67,431	56,725	250,628	202,836
Cumulative effect of accounting change, net of tax	-	-	(1,028)	-

Net income	$67,431	$56,725	$249,600	$202,836

Basic earnings per share :
Before cumulative effect of accounting change	$0.87	$0.73	$3.22	$2.60
Cumulative effect of accounting change	-	-	(0.01)	-

Net income	$0.87	$0.73	$3.21	$2.60

Weighted average number of common shares
outstanding during the period - Basic EPS	77,365	77,584	77,830	77,866

Diluted earnings per share :
Before cumulative effect of accounting change	$0.86	$0.72	$3.17	$2.55
Cumulative effect of accounting change	-	-	(0.01)	-

Net income	$0.86	$0.72	$3.16	$2.55

Weighted average number of common shares
outstanding during the period - Diluted EPS	78,513	79,255	78,928	79,667

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

(in thousands, except share data)	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$396,040	$190,654
Receivables, net	1,011,154	988,544
Inventories	116,375	160,483
Deferred taxes	15,346	25,686
Prepaid expenses and other current assets	21,220	28,454

Total current assets	1,560,135	1,393,821
Property and equipment, net	177,312	168,973
Goodwill, net	1,421,493	1,378,436
Other intangible assets, net	232,059	251,111
Other assets	18,175	14,651

Total assets	$3,409,174	$3,206,992

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebate payable	$1,178,321	$1,084,906
Accounts payable	232,290	255,245
Accrued expenses	215,797	200,356
Current maturities of long-term debt	-	3,250

Total current liabilities	1,626,408	1,543,757
Long-term debt	455,018	562,556
Other liabilities	133,755	97,824

Total liabilities	2,215,181	2,204,137
Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized and no shares issued and outstanding	-	-
Common stock, $0.01 par value per share, 181,000,000 shares
authorized, and 79,795,000 and 79,834,000 shares issued and
outstanding, respectively	798	798
Additional paid-in capital	484,663	503,746
Unearned compensation under employee compensation plans	(23,302)	(8,179)
Accumulated other comprehensive income	3,638	(4,422)
Retained earnings	864,550	614,950

	1,330,347	1,106,893
Common Stock in treasury at cost, 2,223,000 and
1,963,000 shares, respectively	(136,354)	(104,038)

Total stockholders' equity	1,193,993	1,002,855

Total liabilities and stockholders' equity	$3,409,174	$3,206,992

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Twelve months ended December 31,
(in thousands)	2003	2002
Cash flow from operating activities:
Net income	$249,600	$202,836
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	54,030	82,038
Deferred income taxes	34,438	29,883
Bad debt expense	(2,573)	17,865
Tax benefit relating to employee stock options	26,893	16,940
Amortization of unearned compensation
under employee plans	8,318	9,760
Cumulative effect of accounting change	1,663	-
Other, net	2,464	4,115
Changes in operating assets and liabilities, net of
changes resulting from acquisitions:
Receivables	(23,183)	63,812
Inventories	44,108	(31,191)
Other current and non-current assets	7,077	(15,065)
Claims and rebates payable	93,294	26,243
Other current and non-current liabilities	(38,205)	18,734

Net cash provided by operating activities	457,924	425,970

Cash flows from investing activities:
Purchases of property and equipment	(53,105)	(61,303)
Proceeds from sale of property and equipment	6,455	-
Acquisitions, net of cash acquired, and
investment in joint venture	3,871	(487,982)
Other	(69)	557

Net cash used in investing activities	(42,848)	(548,728)

Cash flows from financing activities:
Repayment of long-term debt	(160,430)	(205,000)
Proceeds from long-term debt	50,000	425,000
Treasury stock acquired	(143,041)	(107,121)
Deferred financing fees	(224)	(3,862)
Net proceeds from employee stock plans	41,227	26,606

Net cash (used in) provided by financing activities	(212,468)	135,623

Effect of foreign currency translation adjustment	2,778	74

Net increase in cash and cash equivalents	205,386	12,939
Cash and cash equivalents at beginning of period	190,654	177,715

Cash and cash equivalents at end of period	$396,040	$190,654

EXPRESS SCRIPTS, INC. Table 1 Unaudited Operating Statistics (in thousands, except per claim)
	3 months ended 12/31/2003	3 months ended 09/30/2003	3 months ended 06/30/2003	3 months ended 03/31/2003	3 months ended 12/31/2002
Revenue Detail
Network revenues	$2,344,426	$2,201,301	$2,303,311	$2,188,208	$2,314,967
Mail revenues (1)	1,067,299	984,468	964,119	972,255	981,354
Services revenues	21,358	14,922	17,787	18,811	24,500

PBM revenues	3,433,083	3,200,691	3,285,217	3,179,274	3,320,821

Services revenues	26,941	26,082	28,637	27,793	27,071
Other revenues (1)	27,713	21,829	20,343	16,914	16,617

Non-PBM revenues	54,654	47,911	48,980	44,707	43,688

Total revenues (2)	$3,487,737	$3,248,602	$3,334,197	$3,223,981	$3,364,509

Per Claim
Network revenue/claim	$24.47	$24.34	$23.99	$22.64	$24.55
Mail revenue/claim (1)	$123.76	$120.70	$118.65 (3)	$130.84	$137.68
Claims Detail
Network (4)	95,808	90,427	96,025	96,667	94,289
SDS	859	896	966	889	863
Mail	8,624	8,156	8,126	7,431	7,128

Total claims	105,291	99,479	105,117	104,987	102,280

Adjusted claims (5)	122,539	115,791	121,369	119,849	116,536

Margin Analysis
Gross profit margin	6.7%	6.4%	6.5%	6.5%	6.7%
EBITDA margin (6)	3.8%	3.9%	3.7%	3.8%	3.6%
Per Adjusted Claim
Gross profit	$1.90	$1.79	$1.79	$1.75	$1.93
EBITDA (6)	$1.08	$1.09	$1.02	$1.01	$1.05

See Notes to Unaudited Operating Statistics

Selected Ratio Analysis
Table 2

	As of 12/31/2003		As of 09/30/2003		As of 06/30/2003		As of 03/31/2003		As of 12/31/2002
Debt to EBITDA ratio (7)	0.	9x	0.	9x	1.	0x	1.	2x	1.	2x
EBITDA interest coverage (8)	12.	1x	11.	0x	9.	8x	10.	1x	10.	3x
Operating cash flow interest coverage (9)	11.	0x	9.	4x	7.	2x	10.	7x	9.	7x
Debt to capitalization (10)	27.	6%	27.	9%	29.	7%	33.	6%	36.	1%

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in thousands)

(1)        Certain prior quarter amounts have been reclassified to conform to current presentation.

(2)        During 2002, we early adopted EITF No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” EITF 02-16 requires any consideration received from a vendor to be characterized as a reduction of cost of revenues. Therefore, revenues for the three and twelve months ended December 31, 2002 have been reduced by $244,970 and $916,871, respectively. Cost of revenues have been reduced by the same amount. These amounts represent the gross amount of rebates and administrative fees received from pharmaceutical manufacturers for collecting, processing and reporting drug utilization data, for monitoring formulary compliance, and for calculating and distributing rebates to those of our clients for whom our PBM services includes the claim processing function. Our client’s portion, a majority of such amounts, will continue to be classified as a reduction of revenues. Our consolidated gross profit was not impacted as a result of this adoption.

(3)        The decrease in mail revenue per claim in the second quarter of 2003 as compared to the first quarter of 2003 reflects the Department of Defense (“DoD”) TRICARE Management Activity mail contract in which we earn a fee per prescription filled by our mail order facility. Revenues and cost of revenues do not include ingredient costs.

(4)        Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(5)        Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.

(6)        The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles: <PRE>

	3 months ended December 31,		12 months ended December 31,
	2003	2002	2003	2002
Net income	$67,431	$56,725	$249,600	$202,836
Income taxes	41,620	34,776	154,674	125,167
Depreciation and amortization *	14,343	19,062	54,030	82,038 **
Interest expense, net	7,200	10,607	38,027	39,174
Undistributed loss from joint venture	1,276	1,255	5,796	4,549
Cumulative effect of accounting change, net of tax	-	-	1,028	-

EBITDA	131,870	122,425	503,155	453,764
Current income taxes	(41,378)	(23,667)	(120,236)	(95,284)
Interest expense less amortization	(6,755)	(10,071)	(34,963)	(35,275)
Undistributed loss from joint venture	(1,276)	(1,255)	(5,796)	(4,549)
Other adjustments to reconcile net income
to net cash provided by operating activities	94,067	51,574	115,764	107,314

Net cash provided by operating activities	$176,528	$139,006	$457,924	$425,970

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$5,706	$6,233	$21,262	$25,399
Selling, general and administrative	8,637	12,829	32,768	56,639

	$14,343	$19,062	$54,030	$82,038

        ** Includes additional depreciation of approximately $7,000 and $30,000, respectively, for the 3 and 12 months ended December 31, 2002 resulting from shortening estimated useful lives on certain assets associated with legacy information systems.

    (7)        Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

    (8)        Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

    (9)        Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended. For the second quarter of 2003, this ratio was negatively impacted by the non-recurring charges to interest expense of $5.0 million which pertains to the early retirement of debt.

    (10)        Represents debt divided by the total of debt and stockholders equity.